EXHIBIT 99.4
RETIREMENT AND CONSULTING AGREEMENT
     RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”), dated as of October 13, 2006, by and between Liz Claiborne, Inc. (the “Company”) and Paul R. Charron (the “Executive”).
     WHEREAS, the Executive and the Company entered into an employment agreement (the “Employment Agreement”), dated as of November 3, 2003, whereby the Company and the Executive agreed that the Executive would serve as the Chief Executive Officer (“CEO”) of the Company until December 31, 2006; and
     WHEREAS, the Company has entered into various agreements with William McComb, dated October 13, 2006, whereby Mr. McComb will become the new CEO of the Company effective November 6, 2006; and
     WHEREAS, the Employment Agreement would have expired pursuant to its terms effective as of December 31, 2006 (the “Retirement Date”); and
     WHEREAS, the Company desires that the Executive remain employed through the Retirement Date to provide assistance to Mr. McComb, and, following the Retirement Date, desires that (i) the Executive provide a vehicle through which the Company may gain knowledge regarding trends of the business of the Company and its subsidiaries through the Executive’s involvement with the National Retail Federation, and (ii) the Executive provide consulting services to the Company as further described in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and the Executive agree as follows:
     1. Retirement; Continuing Effect of the Employment Agreement. The Executive shall retire from his employment with the Company, and the Company shall accept the Executive’s retirement from employment, effective as of December 31, 2006 (the “Retirement Date”). From and after the date of this Agreement and through the Retirement Date, the Employment Agreement shall remain in effect. The Executive and the Company agree that, effective as of the Retirement Date, the Employment Agreement shall, pursuant to its terms, expire, and that the provisions of the Employment Agreement which are intended to survive the termination of the employment of the Executive shall continue and survive such termination. In addition, the Executive Termination Benefits Agreement between the Executive and the Company, dated as of January 1, 2001, as amended as of November 3, 2003, shall also terminate without further actions of the parties as of the Retirement Date.
     2. Duties and Compensation Prior to Retirement.
     (a) Duties. Notwithstanding anything contained in the Employment Agreement to the contrary, effective as of November 6, 2006, the Executive shall cease to be Chief Executive Officer of the Company. From November 6, 2006 until the Retirement Date, the Executive agrees to remain an employee of the Company and remain Chairman of the Company’s Board of Directors (the “Board”), and shall perform such services for the Company as are reasonably required by the Board in connection with such a role (with such limitations on the Executive’s authority as specified by the

Board from time to time), including but not limited to assisting Mr. McComb in his role as new CEO of the Company. Effective as of the Retirement Date, the Executive will resign from his position as both Chairman of the Board and a member of the Board.
     (b) Compensation. In consideration of the Executive’s continued services as an employee of the Company during the period prior to the Retirement Date, the Company will continue to pay to the Executive, through the Retirement Date, his compensation pursuant to the terms of the Employment Agreement as currently in effect. In addition, the Executive shall continue to be entitled during such period to all of the Company provided benefits provided in Section 4 of the Employment Agreement (for purposes of clarity, the Executive shall remain eligible for a bonus under the terms of his Employment Agreement to be paid on the date in 2007 in which Company pays bonuses to its senior executive officers).
     3. Executive’s Waiver of “Good Reason” Rights Under Employment Agreement. The Company and the Executive acknowledge that, but for the provisions of this Agreement, the Executive would have “Good Reason” to terminate his employment due to the changes in the Executive’s title and duties described in this Agreement. Notwithstanding the above, in exchange for the consideration set forth in this Agreement, the Executive hereby waives and relinquishes forever any rights he may now have, or in the future may possess, to exercise his right to terminate the Employment Agreement for “Good Reason,” and/or to collect any severance payments of any kind pursuant to Section 6 of the Employment Agreement or the Executive Termination Benefits Agreement due to the changes in the Executive’s title and duties described in this Agreement.

     4. Duties and Honorary Title Following the Retirement Date.
     (a) Duties. The Executive shall provide consulting services to the Company for the one year period immediately following the Retirement Date (the “Consulting Period”). The Executive shall make himself reasonably available to the Company, and, in particular, shall make himself reasonably available to Mr. McComb, to assist in the transition of Mr. McComb as the Company’s new CEO, and to perform such other duties as are mutually agreeable, at such time or times as are mutually agreeable, to the Executive and Mr. McComb.
     (b) Honorary Title. From the Retirement Date and for a period ending on the third (3rd) anniversary of the Retirement Date, the Executive shall hold the honorary title of “Chairman Emeritus” of the Company; provided, however, that, from and after the date that is the 18 month anniversary of the Retirement Date, either the Company or the Executive can cause the Executive to cease to hold such title for any or no reason. It is understood that the title of “Chairman Emeritus” is solely an honorary title, and does not confer upon the Executive any rights with respect to the Company, including but not limited to any rights to act as an agent of the Company, or in any way to bind the Company. In addition, the Executive shall be considered an “independent contractor,” and not an employee or agent of the Company, for all purposes during the Consulting Period.
     5. Consulting Fees and Continuing Benefits. In consideration of Executive’s agreements under this Agreement, the Company shall pay and provide to the Executive the following payments and benefits:

     (a) Consulting Fee. The Executive’s consulting fee under this Agreement shall be an aggregate of $750,000, payable ratably in increments of $62,500 per month (in arrears) during the Consulting Period. The Executive shall be entitled to reimbursement of his reasonable and documented business expenses incurred by him during the Consulting Period in connection with his provision of consulting services under this Agreement.
     (b) Payment. The Company shall pay to the Executive the sum of $75,000, such amount to be paid to Executive on July 1, 2007.
     (c) Earnings Under the Retirement Income Accumulation Plan. The parties hereto agree and acknowledge that, in order to satisfy the requirements of Section 409A of the internal Revenue Code of 1986, as amended (“Section 409A”), the amounts deferred by the Executive under the Company’s Retirement Income Accumulation Plan (the “Plan”) shall not be payable to the Executive until July 1, 2007, notwithstanding the provisions of the Plan which may be to the contrary. Therefore, the parties hereto agree that the Executive’s account balance under the Plan shall continue to be credited with earnings at the 10-year Treasury rate for the first business day of 2007 (as published in the Wall Street Journal) compounded annually, from the Retirement Date through July 1, 2007, on which date the full account balance shall be paid to the Executive. The earnings from such period shall not be taken into account in determining the “cap” under the second sentence of Section 3.2 of the Plan.
     (d) Medical Benefits. From January 1, 2007 until the Executive’s 65th birthday (the “Extension Period”), the Executive and his immediate family shall be eligible to participate in the health and life insurance plans of the Company in which they were eligible immediately prior to the beginning of the Extension Period, or plans or arrangements providing the Executive with at least equivalent benefits thereunder, provided he continues to pay an amount equal to the contributions required by active employees for such participation. The Company shall also pay the Executive a lump sum cash payment equal to the estimated additional medical insurance premiums necessary to provide the Executive’s spouse with the equivalent of pre-tax medical coverage until her 65th birthday (taking into account the provision of medical benefits in accordance with the preceding sentence), upon receiving evidence of her insurability and materials documenting such cost, in an amount not to exceed $90,000.
     (e) Office Support and Financial Services. From January 1, 2007 through December 31, 2009, the Company shall provide the Executive with Company-owned or leased office space in the Empire State Building, New York, NY, and secretarial service substantially similar to that provided to the Executive during his employment with the Company, with computer and communication services and technical support and maintenance; provided, however, that, from and after the date that is the 18 month anniversary of the Retirement Date, the Company can cause the Executive to cease to occupy such space and receive such secretarial and other services if good cause exists (including but not limited to the Executive’s commencement of subsequent employment). During such three-year period, the Company will also reimburse the Executive for the costs of his financial planning, in an amount not to exceed $50,000 for such period.
     6. Restrictive Covenants. The Executive shall continue to be subject to confidentiality provisions of Section 7 of the Employment Agreement in perpetuity,

and shall be subject to all of the provisions of Section 8 of the Employment Agreement (which contains, for purposes of clarity, the non-competion, non-solicitation and non-disparagement restrictions) for a period of 18 months commencing on January 1, 2007.
     7. Governing Law. This Agreement has been made and will be governed in all respects by the laws of the State of New York applicable to contracts made and to be wholly performed within such state and the parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and federal courts located therein for the purpose of enforcing this Agreement. Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy related to any violation or alleged violation of any provision of Section 7 or 8 of the Employment Agreement, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. In the event that (i) the Executive makes a claim against the Company under this Agreement or the Employment Agreement, (ii) the Company disputes such claim, and (iii) the Executive prevails with respect to such disputed claim, then the Company shall reimburse the Executive for his reasonable costs and expenses (including reasonable attorney’s fees) incurred in pursuing such disputed claim.

     8. Notices. All notices under this Agreement shall be in writing and shall be deemed effective (i) when delivered in person (in the Company’s case, to its Secretary), or (ii) ninety-six (96) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail, or (iii) the next business day when delivered by national overnight courier service— addressed, in the case of the Executive, to him at his residential address, and, in the case of the Company, to its corporate headquarters, attention of the General Counsel, or to such other address as the Company and the Executive may designate in writing at any time or from time to time to the other party.
     9. Miscellaneous. This Agreement constitutes the entire understanding between the Company and the Executive regarding the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. As amended by this Agreement, the Employment Agreement remains in full force and effect. This Agreement may be amended only by a subsequent written agreement of the Executive and the Company. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs, executors, administrators, beneficiaries and assigns and shall be binding upon and shall inure to the benefit of the Company and its successors.
     10. Section 409A. To the extent any amounts become due to the Executive under the Employment Agreement or this Agreement, the Company shall pay such amounts to the Executive on the later of the date they otherwise become due to the Executive and the earliest date payment of such amounts would not subject the Executive to additional tax under Section 409A.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the year and day first above written.

Liz Claiborne, Inc.
By:	/s/Roberta S. Karp

/s/ Paul R. Charron
Paul R. Charron